Exhibit 10.1

EXECUTION VERSION

PG&E FIRE VICTIM TRUST SHARE EXCHANGE
AND TAX MATTERS AGREEMENT

This PG&E Fire Victim Trust Share Exchange and Tax Matters Agreement (this “Agreement”) is made this eighth day of July, 2021 among PG&E Corporation (“HoldCo”), Pacific Gas and Electric Company (“Utility,” and together with HoldCo, the “Debtors”), PG&E ShareCo LLC, a wholly-owned subsidiary of HoldCo (“ShareCo,” and together with the Debtors, “PG&E”), and the PG&E Fire Victim Trust (the “Trust”, and together with PG&E, the “Parties”).

WHEREAS, on June 20, 2020, the U.S. Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) confirmed the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization, dated June 19, 2020 (the “Plan”);

WHEREAS, the Plan provided that the Trust shall be funded with the Aggregate Fire Victim Consideration (as defined in the Plan);

WHEREAS, pursuant to the Plan and related agreements, HoldCo (i) on July 1, 2020 (the effective date of the Plan), contributed 476,995,175 shares of HoldCo common stock to Utility which Utility immediately transferred to the Trust, and (ii) on August 3, 2020, in order to maintain the fully diluted ownership of the Trust, contributed an additional 748,415 shares of HoldCo common stock to Utility, which Utility immediately transferred to the Trust (the aggregate 477,743,590 shares of HoldCo common stock transferred by Utility to the Trust on July 1, 2020 and August 3, 2020, together with any additional shares of HoldCo common stock that the Debtors may hereafter transfer to the Trust pursuant to the Plan and related documents, and subject to adjustment as provided in Section 4.03,the “Plan Shares”);

WHEREAS, PG&E desires to make a “grantor trust” election under Treasury Regulation section 1.468B-1(k) with respect to the Trust for U.S. federal income tax purposes (the “Grantor Trust Election”), and the Trust desires that PG&E make the Grantor Trust Election;

WHEREAS, in furtherance of the Grantor Trust Election, the Parties agree that to the extent the Trust disposes of its economic interest in the Plan Shares, it shall do so subject to the terms and conditions set forth herein, which include the ability of the Trust to first exchange such Plan Shares with Utility for shares of HoldCo common stock issued for the purposes of implementing this Agreement (such shares, “New Shares”), and then disposing of such New Shares in accordance with the terms of this Agreement;

WHEREAS, in order to further facilitate the Exchanges (as defined herein) in the event the Trust is unable to timely dispose of New Shares in certain cases, HoldCo will also authorize a reserve of up to 250,000,000 additional shares of HoldCo common stock (such shares, subject to adjustment in accordance with Section 4.03, the “Replacement Shares”);

WHEREAS, HoldCo has formed ShareCo solely to hold New Shares and Replacement Shares (if applicable) and to facilitate the delivery on behalf of HoldCo of such shares for the Exchanges if and when required pursuant to the terms and conditions of this Agreement;

WHEREAS, the Parties intend to document certain further agreements relating to tax matters arising in connection with the Grantor Trust Election;

WHEREAS, on April 5, 2021 the Debtors and the Trust filed a joint motion with the Bankruptcy Court seeking entry of an order (the “Order”) that, among other things, approves entry into this Agreement and confirms that the Trust’s execution and performance of this Agreement is consistent with the authorizations provided under the Plan, the order confirming the Plan, and the PG&E Fire Victim Trust Agreement dated as of July 1, 2020 (the “Trust Agreement”) and related documents; and

WHEREAS, on April 29, 2021 the Bankruptcy Court entered the Order; and

WHEREAS, on May 18, 2021, the California Department of Financial Protection and Innovation held a fairness hearing and determined that the terms and conditions of the Exchanges are fair to the Trust (the “Fairness Determination”), which determination the Parties intend to form the basis for exemption from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

For purposes of this Agreement, the following terms have the following meanings.

“Amended Articles” means HoldCo’s and Utility’s Amended Articles of Incorporation.

“Agreement” has the meaning ascribed thereto in the preamble.

“April 2021 NDA” has the meaning ascribed thereto in Section 7.04(f).

“Bankruptcy Code” means title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified, replaced, or supplemented.

“Bankruptcy Court” has the meaning ascribed thereto in the preamble.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Communications” has the meaning ascribed thereto in Section 7.03.

“Confidential Information” has the meaning ascribed thereto in Section 7.04.

“Debtors” has the meaning ascribed thereto in the preamble.

“Designated Brokerage Firm” means Morgan Stanley & Co. LLC or such other nationally recognized brokerage firm as the Trust may designate in writing, subject to the approval of PG&E, such approval not to be unreasonably withheld or delayed.

“dispose” and any variation thereof, including “disposition,” means any direct or indirect sale, transfer, pledge or other disposition (including derivative transactions or similar arrangements that have the effect of transferring economic or voting power over the underlying shares) which, in each case, results in a disposition for U.S. federal income tax purposes.  For the avoidance of doubt, transactions such as a merger, consolidation or recapitalization of HoldCo shall be governed by Section 4.03.

“Disposition Period” has the meaning ascribed thereto in Section 2.06(a).

“Disregarded Transfer” has the meaning ascribed thereto in Section 2.08.

“Disregarded Entity” has the meaning ascribed thereto in Section 2.08.

“Effective Date” means the date of this Agreement.

“Exchange” has the meaning ascribed thereto in Section 2.05(a).

“Exchange Execution Instructions” has the meaning ascribed thereto in Section 2.05(c).

“Exchange Procedures” has the meaning ascribed thereto in Section 2.05(c).

“Fairness Determination” has the meaning ascribed thereto in the preamble.

“Grantor Trust Election” has the meaning ascribed thereto in the preamble.

“HoldCo” has the meaning ascribed thereto in the preamble.

“Intervening Event” has the meaning ascribed thereto in Section 2.06(e).

“IRS” means the U.S. Internal Revenue Service.

“Mandatory Mitigation Notice” has the meaning ascribed thereto in Section 2.07(b).

“Mitigation Dispute Notice” has the meaning ascribed thereto in Section 2.07(b).

“New Share Trust Accounts” has the meaning ascribed thereto in Section 2.02(b).

“New Shares” has the meaning ascribed thereto in the preamble.

“Nonconforming Disposition” means (a) with respect to Plan Shares and Nonconforming New Shares, any disposition entered into by the Trust with respect to Plan Shares or Nonconforming New Shares, other than a Permissible Transaction or an Exchange, and (b) with respect to New Shares or Replacement Shares, any disposition entered into by the Trust with respect to the New Shares or Replacement Shares that is not a Permitted Disposition.  For the avoidance of doubt, if any New Shares or Replacement Shares are properly designated as Nonconforming New Shares and set aside in accordance with Section 2.07(b) or Section 2.07(c), clause (a) of this definition of Nonconforming Disposition shall apply from and after such designation with respect to such shares.

“Nonconforming New Share Trust Accounts” has the meaning ascribed thereto in Section 2.02(a).

“Nonconforming New Shares” means any New Shares or Replacement Shares that are not sold by the Trust within the Disposition Period applicable to such New Shares or Replacement Shares, as the case may be.

“Optional Mitigation Notice” has the meaning ascribed thereto in Section 2.07(c).

“Order” has the meaning ascribed thereto in the preamble.

“Original Plan Share Trust Account” has the meaning ascribed thereto in Section 2.02(a).

“Parties” has the meaning ascribed thereto in the preamble.

“Permissible Transaction” means any of the transactions the Trust is permitted to undertake in accordance with the Tax Guidelines.

“Permitted Disposition” has the meaning ascribed thereto in Section 2.06(a).

“PG&E” has the meaning ascribed thereto in the preamble.

“Plan” has the meaning ascribed thereto in the preamble.

“Plan Share Trust Accounts” has the meaning ascribed thereto in Section 2.02(a).

“Plan Share Trust Accounts Instructions” has the meaning ascribed thereto in Section 2.05(b).

“Plan Shares” has the meaning ascribed thereto in the preamble.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of July 1, 2020, between HoldCo and the Trust, as amended as of the date hereof, in compliance with the provisions thereof.

“Related Parties” has the meaning ascribed thereto in Section 7.04(b).

“Remaining Replacement Shares” means, as of any date, a number of Replacement Shares equal to (a) 250,000,000, subject to adjustment as provided in Section 4.03, less (b) the aggregate number of Replacement Shares that PG&E has theretofore made or become required to make available hereunder pursuant to Section 2.07(b) or Section 2.07(c).

“Replacement Shares” has the meaning ascribed thereto in the preamble.

“Securities Act” has the meaning ascribed thereto in the preamble.

“ShareCo” has the meaning ascribed thereto in the preamble.

“ShareCo Accounts” has the meaning ascribed thereto in Section 2.03(a).

“ShareCo Accounts Instructions” has the meaning ascribed thereto in Section 2.05(b).

“Specified Agreement” means an agreement between PG&E and the IRS, if and when entered into, providing for an initial tax basis in any Plan Shares or New Shares that are disposed of by the Trust equal to the fair market value of such shares on the date such shares were contributed to Utility for transfer to the Trust.

“Specified Confidential Information” means any statistical, financial or other information of a type described in Schedule A which is (i) provided by the Trust to PG&E pursuant to this Agreement, (ii) is not of a historical nature, and (iii) represents estimates or projections or is otherwise of a forward-looking nature.

“Specified Tax Items” has the meaning ascribed thereto in Section 3.02.

“Suspension Notice” has the meaning ascribed thereto in the Registration Rights Agreement.

“Tax Guidelines” means the terms set forth in Schedule B.

“Tax Payment Amount” means the amount, not less than zero, equal to:

(i) the highest combined federal, state and local marginal tax rate imposed on or measured by income (including any applicable net income, gross income or gross receipts taxes) applicable to a corporation resident in the city in which PG&E is headquartered (initially, San Francisco, California) as in effect for the then-current taxable year for the date of the disposition, multiplied by

(ii) (A) to the extent a Specified Agreement applies with respect to such disposition of HoldCo common stock to cause the tax basis of such shares to equal their fair market value on the date of their contribution to Utility:

(x) the amount realized as determined for federal income tax purposes from such disposition of HoldCo common stock, minus

(y) the fair market value of such HoldCo common stock at the time of their contribution to Utility, as reasonably determined by PG&E (which shall be, in the case of the Plan Shares contributed on July 1, 2020, $9.50 per share, and in the case of the Plan Shares contributed on August 3, 2020, $9.20 per share), or (B) in all other cases, the amount realized as determined for federal income tax purposes from such disposition of HoldCo common stock.

For the avoidance of doubt, the amount realized for federal income tax purposes is determined taking into account applicable selling expenses and the Tax Payment Amount is determined without regard to the availability of any offsetting deductions, losses, or other tax attributes (e.g., tax credits).

“Treasury Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Trust” has the meaning ascribed thereto in the preamble.

“Trust Agreement” has the meaning ascribed thereto in the preamble.

“Utility” has the meaning ascribed thereto in the preamble.

“Utility Accounts” has the meaning ascribed thereto in Section 2.03(b).

ARTICLE II

Election and Exchange

SECTION 2.01.          Grantor Trust Election; Consistent Reporting.  Utility has, simultaneously with the execution of this Agreement, provided the Trust with a properly completed Grantor Trust Election statement in accordance with Treasury Regulation section 1.468B-1(k)(2), a copy of which is attached hereto as Annex I, and the Trust shall file such statement with its timely filed IRS Form 1041 for the taxable year ending December 31, 2020. Utility shall make a comparable Grantor Trust Election for state and local income tax purposes, to the extent applicable.  Subject to Section 7.04, the Trust shall provide Utility with such information as Utility may reasonably request in connection with the making of the Grantor Trust Election.  From and after the date of this Agreement (provided the Grantor Trust Election is timely made), all Parties shall report consistent with such election, including for state and local tax purposes, to the extent applicable.

SECTION 2.02.          Trust Accounts.

(a)          From and after the Effective Date, the Trust shall maintain one or more brokerage accounts (collectively, the “Plan Share Trust Accounts”) with the Designated Brokerage Firm, including one dedicated solely for the purposes of holding of Plan Shares (the “Original Plan Share Trust Account”) and, if and when applicable, one or more separate accounts dedicated solely for the purposes of holding Nonconforming New Shares (if applicable) (the “Nonconforming New Share Trust Accounts”).

(b)          From and after the Effective Date, the Trust shall maintain one or more separate accounts (collectively, the “New Share Trust Accounts”) dedicated solely for the purpose of receiving New Shares or Replacement Shares in an Exchange and holding such shares pending a disposition in accordance with this Agreement.

(c)          The account number, address and telephone number of the initial Plan Share Trust Accounts and New Share Trust Accounts are set forth on Schedule C.  In the event of any changes to the Plan Share Trust Accounts or New Share Trust Accounts (including the establishment of a new account), the Trust will update Schedule C in a manner reasonably acceptable to PG&E.

SECTION 2.03.          PG&E Accounts.

(a)          HoldCo shall cause ShareCo to, and ShareCo shall, maintain one or more brokerage accounts (collectively, the “ShareCo Accounts”) with the Designated Brokerage Firm dedicated solely for the purpose of holding the New Shares and, if and to the extent issued, any Replacement Shares.

(b)          Utility shall maintain one or more brokerage accounts (collectively, the “Utility Accounts”) with the Designated Brokerage Firm dedicated solely for the purpose of holding the Plan Shares and any Nonconforming New Shares received from the Trust.  For the avoidance of doubt, following receipt of any Plan Shares or any Nonconforming New Shares in the Utility Accounts, Utility may, following consummation of the corresponding Exchange transaction and delivery of the New Shares or Replacement Shares related thereto to the Trust, remove such shares from the Utility Accounts within its sole discretion.

(c)          The account number, address and telephone number of the initial ShareCo Accounts and Utility Accounts are set forth on Schedule C.  In the event of any changes to the ShareCo Accounts or Utility Accounts (including the establishment of a new account), PG&E will update Schedule C in a manner reasonably acceptable to the Trust.

SECTION 2.04.          Issuance of New Shares.  Upon the Effective Date, HoldCo will issue 477,743,590 New Shares to ShareCo, which will be delivered to a ShareCo Account no later than two Business Days following the Effective Date and which, pending an Exchange in accordance with this Agreement, will be held by ShareCo in the ShareCo Accounts.

SECTION 2.05.          Exchange Procedures.

(a)          From time to time after the Effective Date, the Trust may cause Plan Shares (or, if set aside in accordance with clause (b) or (c) of Section 2.07, Nonconforming New Shares) to be exchanged for a corresponding number of New Shares (or, if available in accordance with Section 2.07(d), Replacement Shares)  issued by HoldCo (an “Exchange”), in a manner consistent with clause (a)(ii) of this Section 2.05 and the other provisions of this Agreement.  Each Exchange will consist of (i) the transfer by the Trust from a Plan Share Trust Account of a number of Plan Shares or Nonconforming New Shares (as applicable) to the designated Utility Account and (ii) the substantially concurrent transfer by HoldCo from a ShareCo Account of an equal number of New Shares or Replacement Shares, on behalf of Utility, to the designated New Share Trust Account.  This section is subject to Section 2.05(g) hereof in the event of a transaction pursuant to which PG&E would repurchase Plan Shares or Nonconforming New Shares from the Trust for cash or other consideration (other than New Shares or Replacement Shares).

(b)          On or prior to the Effective Date, (i) PG&E shall have provided standing instructions (the “ShareCo Accounts Instructions”) to the Designated Brokerage Firm for the ShareCo Accounts in the form attached hereto as Schedule D and (ii) the Trust shall have provided to the Designated Brokerage Firm standing instructions (the “Plan Share Trust Accounts Instructions”) for each Plan Share Trust Account in the form attached hereto as Schedule E.  No standing instructions may be modified without the express written consent of each Party.

(c)          To initiate an Exchange, (i) pursuant to the Plan Share Trust Accounts Instructions, a Trust representative who is an authorized party on the Plan Share Trust Accounts shall contact the Designated Brokerage Firm and issue instructions to transfer a specified number of Plan Shares or Nonconforming New Shares from a Plan Share Trust Account to a Utility Account and (ii) pursuant to the ShareCo Accounts Instructions, such authorized party, on behalf of PG&E, shall issue instructions to the Designated Brokerage Firm to transfer, upon delivery of the specified number of Plan Shares or Nonconforming New Shares, as applicable, into a Utility Account, an equal number of New Shares or Replacement Shares from a ShareCo Account to a New Share Trust Account (the instructions in this subsection (c) collectively, the “Exchange Execution Instructions”).  Substantially concurrently with the delivery of the Exchange Execution Instructions, the Trust shall give notice (which may be by email as described in the Exchange Procedures) to PG&E as provided for in Schedule F that it has initiated an Exchange, which notice shall specify the number of shares to be exchanged.  The Designated Brokerage Firm shall thereafter effect the Exchange in accordance with this Agreement and the procedures agreed among the Parties and the Designated Brokerage Firm.  Set forth on Schedule F is a description of the expected procedures for each Exchange (the “Exchange Procedures”); such description is intended to memorialize the procedures for each Exchange, but is not intended as a guarantee by any Party of the performance of the Designated Brokerage Firm.

(d)          PG&E shall fully cooperate in any Exchange and shall take no action to delay, impede or otherwise hinder such Exchange.  Without limiting the foregoing, PG&E covenants and agrees that (i) HoldCo has formed ShareCo solely to hold New Shares and Replacement Shares (if applicable) and to facilitate the delivery on behalf of HoldCo of such shares for the Exchanges if and when required pursuant to the terms and conditions of this Agreement, and (ii) for so long as the ShareCo is required to hold any New Shares or Replacement Shares for delivery in an Exchange pursuant to this Agreement, (A) ShareCo will not engage in any business or hold any assets or incur any liabilities other than in connection with its obligations under this Agreement, and (B) ShareCo will remain a direct or indirect wholly owned subsidiary of HoldCo.

(e)          The Parties agree and acknowledge that the delivery of any New Shares or any Replacement Shares pursuant to an Exchange shall be a transfer to the Trust on behalf of Utility, and thus shall be treated by the Parties for all corporate law and tax purposes as a capital contribution by HoldCo to Utility, followed by Utility’s transfer of the New Shares or Replacement Shares, as the case may be, to the Trust in exchange for Plan Shares or Nonconforming New Shares, as applicable.

(f)          The Parties further acknowledge that for U.S. federal income tax purposes, due to the treatment of the Trust as a grantor trust, Utility’s transfer of New Shares or Replacement Shares to the Trust and the Trust’s transfer of Plan Shares or Nonconforming New Shares to Utility will not be treated as an exchange of HoldCo common stock for other HoldCo common stock, in that Utility (the regarded owner of the HoldCo common stock held by the Trust) will continue to own the Plan Shares or Nonconforming New Shares (now directly rather than in the Trust).

(g)          In the event of a transaction pursuant to which PG&E would repurchase Plan Shares or Nonconforming New Shares from the Trust for cash or other consideration (other than New Shares or Replacement Shares), as may be agreed between PG&E and the Trust from time to time, the Trust shall deliver such Plan Shares or Nonconforming New Shares to Utility and shall receive the agreed cash or other consideration (instead of receiving New Shares or Replacement Shares in the Exchange), from Utility (or from HoldCo on behalf of Utility).  In such event, the number of New Shares (in the case of a repurchase of Plan Shares) or Replacement Shares (in the case of a repurchase of Nonconforming New Shares) to be transferred to the Trust pursuant to this Agreement shall be reduced by the number of Plan Shares or Nonconforming New Shares, as the case may be, that are repurchased.  Repurchases effected in accordance with this Section 2.05(g) shall not be considered Nonconforming Dispositions.

SECTION 2.06.          Permitted Dispositions.

(a)          Upon receipt of the New Shares or Replacement Shares following an Exchange, the Trust shall within two Business Days thereafter (the “Disposition Period”), dispose of such New Shares or Replacement Shares for cash or other property and in accordance with the other provisions of this Section 2.06 (each such disposition, a “Permitted Disposition”).  For the avoidance of doubt, to be considered a Permitted Disposition, (i) in the case of a sale on the market, it is sufficient that the trade date occur within the Disposition Period where such trade is to be settled within two Business Days thereafter in the ordinary course, and (ii) in the case of an underwritten offering, it is sufficient that the agreement to sell shares in the underwritten offering become binding on the Trust within the Disposition Period.  The Trust agrees that it shall not enter into a binding agreement to sell or otherwise dispose of any New Shares or Replacement Shares prior to receipt of such New Shares or Replacement Shares, as the case may be.  Any such entry, sale or disposition shall be a Nonconforming Disposition.

(b)          The Trust agrees that it shall abide by the provisions set forth in the Tax Guidelines and shall not enter into any hedging, financing, securities lending short sale or other transaction with respect to the Plan Shares or the Nonconforming New Shares, except as specifically permitted hereunder (including the Tax Guidelines) or which is a Permissible Transaction.

(c)          Subject to Section 2.06(f), the disposition of any New Shares or Replacement Shares by the Trust in a transaction in which the acquirer would receive a substituted tax basis in the New Shares or Replacement Shares (as applicable) for U.S. federal, state and local income tax purposes shall not be a Permitted Disposition and shall be a Nonconforming Disposition.

(d)          In the case of any Exchange, the Trust shall, and shall instruct any broker or other third party effecting a disposition on its behalf to, take reasonable steps to properly designate and identify only New Shares or Replacement Shares as being disposed of (so as not to have a Nonconforming Disposition).  For the avoidance of doubt, nothing herein shall preclude the Trust from effecting a Nonconforming Disposition, subject to compliance with the terms and conditions of this Agreement as it relates to such disposition.

(e)          Subject to compliance with Section 2.07(b) and (c) (relating to the further Exchange of any Nonconforming New Shares for Replacement Shares), in the event that the Trust is unable to dispose of New Shares or Replacement Shares within the Disposition Period applicable to such shares (and thus, such shares become Nonconforming New Shares) as a result of any of the circumstances described in clauses (i) to (vi) below (an “Intervening Event”), a subsequent sale, disposition or other transaction with respect to such New Shares or Replacement Shares shall in all cases (other than clause (vi)) be a Permitted Disposition.  The following circumstances shall constitute an Intervening Event:

(i)          the delivery by HoldCo of a Suspension Notice to the Trust during any Disposition Period;

(ii)          in the event that the Trust enters into an agreement with one or more underwriters for the underwritten offering of any New Shares or Replacement Shares, and prior to closing, the underwriters validly exercise a termination right or assert a failure of a condition to closing that is not due to the fault of the Trust;

(iii)          the Designated Brokerage Firm is unable to timely effect an Exchange of Plan Shares or Nonconforming New Shares for New Shares or Replacement Shares due to any act or omission of PG&E in breach of this Agreement;

(iv)          the commencement of any proceeding against or with respect to HoldCo, ShareCo or Utility under any chapter of the Bankruptcy Code, unless the Exchange of Plan Shares for New Shares (or Nonconforming New Shares for Replacement Shares) is permitted to continue in accordance with the terms of this Agreement pursuant to “Day 1” relief granted by the applicable bankruptcy court shortly after the commencement of any such proceeding;

(v)          an injunction by a court of competent jurisdiction, or a regulatory ruling, order or similar restriction applicable to HoldCo, ShareCo or Utility that prohibits or delays the timely execution of the Exchange of Plan Shares for New Shares (or Nonconforming New Shares for Replacement Shares) or subsequent sale (it being understood that an adverse effect on HoldCo’s share price is not a cause for delay of a subsequent sale for purposes of this provision nor does this provision apply to an injunction or similar restriction by reason of the enforcement of the provisions of the Amended Articles); or

(vi)          any other circumstances not due to the fault of the Trust that are not covered by clauses (i) through (v) above.

(f)          Notwithstanding anything herein to the contrary, the Trust shall not dispose of any Plan Shares, New Shares or Replacement Shares in a transaction in which the acquirer would receive a substituted tax basis and the acquirer is or, as a result of the transaction, would (i) be included in a consolidated, combined or unitary tax return of PG&E for U.S. federal or state income tax purposes, or (ii) an entity (such as a partnership) whose income would be includible in a consolidated, combined or unitary tax return of PG&E for U.S. federal or state income tax purposes.  For the avoidance of doubt, this does not prohibit a Disregarded Transfer in accordance with Section 2.08.

SECTION 2.07.          Mitigation Mechanism.

(a)          On or prior to the Effective Date, PG&E shall authorize a reserve of up to 250,000,000 Replacement Shares.

(b)          In the event that the Trust is unable to dispose of New Shares or Replacement Shares within the Disposition Period applicable to such shares (and thus, such shares become Nonconforming New Shares for the purposes of this Agreement) as a result of an Intervening Event described in clauses (i) to (v) of Section 2.06(e), (i) the Trust shall promptly (and no later than five Business Days after the end of the Disposition Period) provide written notice (a “Mandatory Mitigation Notice”) to PG&E specifying the occurrence of such event and the number of affected shares and describing the circumstances giving rise to such occurrence (including by identifying which clause of Section 2.06(e) was implicated by such occurrence); provided, however, that if there are no longer any Remaining Replacement Shares as of the time of the expiration of the applicable Disposition Period, then the Trust shall not be required to provide a Mandatory Mitigation Notice and (ii) subject to there being a sufficient number of Remaining Replacement Shares, the Trust shall set aside such Nonconforming New Shares by promptly transferring such Nonconforming New Shares to the Nonconforming New Share Trust Account.  Within two Business Days of receipt of a Mandatory Mitigation Notice, PG&E shall make available an equal number of Replacement Shares to the Trust for future Exchange; provided that within three Business Days of receipt of a Mandatory Mitigation Notice, PG&E may give written notice (a “Mitigation Dispute Notice”) to the Trust that PG&E disputes the substance of the Mandatory Mitigation Notice (in which case Section 2.07(e) shall apply).

(c)          In the event that the Trust is unable to dispose of New Shares or Replacement Shares within the Disposition Period applicable to such shares (and thus, such shares become Nonconforming New Shares) as a result of the Intervening Event described in clause (vi) of Section 2.06(e), the Trust may (no later than five Business Days after the end of the Disposition Period) (i) provide written notice (an “Optional Mitigation Notice”) to PG&E specifying the occurrence of such event and the number of affected shares and describing the circumstances giving rise to such occurrence (including by identifying that clause Section 2.06(e)(vi) was implicated by such occurrence), (ii) subject to there being a sufficient number of Remaining Replacement Shares, promptly set aside such Nonconforming New Shares by transferring such Nonconforming New Shares to the Nonconforming New Share Trust Account and (iii) subject to there being a sufficient number of Remaining Replacement Shares, require PG&E to make available a number of Replacement Shares to the Trust for future Exchange (in which case PG&E shall be required to do so as provided in Section 2.07(d)).  Within three Business Days of receipt of an Optional Mitigation Notice, PG&E may give the Trust a Mitigation Dispute Notice if PG&E disputes the substance of the notice (in which case Section 2.07(e) shall apply).  For the avoidance of doubt, if there are not sufficient Remaining Replacement Shares available to replace the Nonconforming New Shares, then at any time any such excess Nonconforming New Shares are disposed, such disposition will be deemed a Nonconforming Disposition.

(d)          In the event that PG&E is required to make available any Replacement Shares pursuant to Section 2.07(b) or Section 2.07(c), HoldCo shall promptly (within three Business Days of the Mandatory Mitigation Notice or the Optional Mitigation Notice, as applicable) issue the number of Replacement Shares required by Section 2.07(b) or Section 2.07(c), as applicable, to ShareCo and deliver such Replacement Shares into the ShareCo Accounts.  From and after the Business Day after the date of such deposit, the Trust may request to Exchange such Replacement Shares in accordance with Section 2.05.

(e)          In the event that PG&E has timely given the Trust a Mitigation Dispute Notice under clause (b) or (c) of Section 2.07, the Parties shall attempt in good faith to resolve such dispute for a period of at least 30 days.  Such good faith efforts may include reasonable requests for additional information, supporting documentation and one or more live sessions with authorized representatives of each Party responsible for overseeing or carrying out this Agreement. The Parties may agree in writing to extend such 30 day period, if so desired. During such 30 day period (and any extension thereof), the Parties shall keep the existence of the dispute confidential, except as required by applicable law or legal process.  In the event that a dispute is resolved successfully, the Parties shall agree on the treatment of the affected New Shares or Replacement Shares as part of such resolution.  If the dispute is not resolved by the end of the 30 day period (or any extension thereof), each Party shall be permitted to seek available remedies, including legal actions or proceedings as contemplated by Section 7.01(b).

(f)          In no event shall more than 250,000,000 Replacement Shares, which number shall be adjusted in accordance with Section 4.03, be made available under this Agreement, unless so determined by PG&E in its sole discretion.

SECTION 2.08.          Transfers to Disregarded Entities of Trust.

(a)          PG&E acknowledges the Trust may transfer Plan Shares or Nonconforming New Shares to an entity that is disregarded as an entity separate from the Trust for U.S. federal, state and local income tax purposes, and that such a transfer is accordingly not a regarded transaction under applicable U.S. federal, state and local income tax law (a “Disregarded Transfer,” and the transferee entity, the “Disregarded Entity”), provided that the Disregarded Entity agrees to be jointly liable for all obligations of the Trust under this Agreement with respect to Plan Shares or Nonconforming New Shares transferred to it as if it were the Trust (such that a Nonconforming Disposition by the Disregarded Entity would give rise to a Tax Payment Amount jointly payable by the Disregarded Entity and the Trust) and the Disregarded Entity agrees to be bound by the Tax Guidelines.

(b)          A Disregarded Transfer made in accordance with this Section 2.08 shall not be treated as a disposition for purposes of this Agreement, including Section 2.06, and therefore shall be neither a Permitted Disposition nor a Nonconforming Disposition.

(c)          Notwithstanding Section 7.07, the Trust shall be permitted to assign its rights to enter into an Exchange to the Disregarded Entity, provided that the Disregarded Entity shall be jointly liable for all obligations of the Trust under this Agreement with respect to Plan Shares or Nonconforming New Shares transferred to it, including the payment of a Tax Payment Amount under Section 3.01 as a result of a Nonconforming Disposition.  In addition, the Disregarded Entity shall be subject to the Trust’s obligations under the Registration Rights Agreement and Confidentiality Agreement in the same manner as the Trust, mutatis mutandis.

(d)          Without limiting the last sentence of Section 3.01 or Section 4.01, PG&E shall be permitted to require reasonable documentation from the Trust supporting the treatment of a Disregarded Transfer as such, including the treatment of the Disregarded Entity as such.  In addition, PG&E may require the Trust or the Disregarded Entity to execute documentation reflecting the terms and conditions set forth in clauses (a) and (c) of this Section.

(e)          In the event Plan Shares or Nonconforming New Shares are transferred pursuant to a Disregarded Transfer and subsequent to such Disregarded Transfer, the Disregarded Entity is no longer treated as an entity disregarded as an entity separate from the Trust for applicable U.S. federal, state or local income tax purposes, any deemed transaction arising for applicable U.S. federal, state or local income tax purposes as a result of the failure of such Disregarded Entity to remain a disregarded entity (including transactions described in Treasury Regulations section 301.7701-3) shall be treated as a disposition for all purposes of this Agreement, including Section 2.06, and, subject to Section 2.06(f), shall be a Permitted Disposition or Nonconforming Disposition as determined in accordance with the provisions of this Agreement.

SECTION 2.09.          Specific Identification.

(a)          The Trust shall, and shall cause the Designated Brokerage Firm to, maintain books and records allowing it to separately identify each block of shares of HoldCo common stock issued at different times and the tax basis of the shares in each block, including the Plan Shares issued in July 2020, the Plan Shares issued in August 2020 and any New Shares, any Nonconforming New Shares and any Replacement Shares, as applicable.

(b)          The Trust shall, upon reasonable request from PG&E (including in connection with the determination of a Tax Payment Amount), provide PG&E with information identifying and documenting the calculation of the amount realized and other amounts, as determined for applicable tax purposes, from any disposition of shares of HoldCo common stock. Such other amounts include, but are not limited to, gross receipts (as determined for applicable state and local gross receipts tax purposes), net proceeds and expenses.

ARTICLE III

Payments

SECTION 3.01.          Payment of Tax Payment Amount.  If a Nonconforming Disposition occurs in a fiscal quarter, the Trust shall pay to Utility, within 10 calendar days following the end of the fiscal quarter in which such Nonconforming Disposition occurs, the applicable Tax Payment Amount, if any, with respect to such Nonconforming Disposition and shall provide a schedule setting forth in reasonable detail the calculations used in determining the Tax Payment Amount. To the extent (if any) that an error in such calculation is identified, the Parties shall work in good faith to determine the final calculation and adjust the Tax Payment Amount accordingly. By March 31st of the year following the year in which such Nonconforming Disposition occurs, the Trust shall furnish to PG&E a statement from its third party accounting firm confirming the accuracy of the Trust’s calculation of the Tax Payment Amount.

SECTION 3.02.          Documentation of Inclusion of Gain in Taxable Income; Potential Return of Portion of Tax Payment Amount.  Within 10 calendar days following the filing of the U.S. federal income tax return for any taxable year in which payment of a Tax Payment Amount has been made by the Trust, HoldCo shall furnish to the Trust a statement from a third party accounting firm confirming that Utility has included on its U.S. federal income tax return in calculating its taxable income (regardless of any available offsetting deductions or losses) the amount of any income or gain used to calculate a Tax Payment Amount for which payment was made by the Trust in accordance with Section 3.01 (such income or gain, the “Specified Tax Items”).  To the extent (if any) Utility has not taken Specified Tax Items into account on its U.S. federal income tax return, HoldCo shall return the applicable portion of the applicable Tax Payment Amount within 10 calendar days following the delivery of such statement.

ARTICLE IV

Cooperation, Information Sharing and Trust Tax Filings

SECTION 4.01.          General.  The Parties shall cooperate fully with each other in a commercially reasonable manner exchanging such information as provided in the Plan (including the list of information requirements provided on Schedule A hereto) and providing such assistance as the other Parties may reasonably request in connection with the implementation and effectuation of this Agreement and the Grantor Trust Election, including in connection with its regulatory, financial or tax reporting obligations.  In furtherance thereof, and without limiting the foregoing, the Parties shall cooperate with each other in a commercially reasonable manner in connection with the preparation and filing by PG&E of any tax returns, claims for refunds, or other tax filings, and the examination, defense or pursuit of any tax proceeding, financial statements and regulatory submissions to the extent relating to any transfers to, distributions by, or the operations of the Trust, including with respect to the Grantor Trust Election and in the defense of any claim by a holder of HoldCo common stock in connection with any purchase or sale of New Shares or Replacement Shares made in accordance with the terms of this Agreement.

SECTION 4.02.          Trust Tax Filings. The Trust shall timely prepare and file (in accordance with any applicable extensions) (i) all tax filings required to be filed by the Trust as a grantor trust of which Utility is considered the grantor and owner, including any applicable state and local tax filings and annual IRS Form 1041 with accompanying schedules and statements, and (ii) all required tax information statements relating to all payments and distributions made by the Trust, e.g., all Forms 1099 to creditors and other payees.

SECTION 4.03.          Extraordinary Transactions.  In the event that any shares of HoldCo common stock are issued in exchange for or with respect to any Plan Shares or Nonconforming New Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, such shares shall be treated as Plan Shares or Nonconforming New Shares, respectively under this Agreement and the number of Replacement Shares and Remaining Replacement Shares shall be equitably adjusted to reflect such transaction so as to preserve the economic benefits of this Agreement.  In the event of a merger, consolidation or recapitalization, the Parties shall use reasonable best efforts to cooperate in good faith to preserve the tax benefits of the Exchange structure; provided, that, subject to the foregoing,  changes to the Trust’s holdings of Plan Shares, New Shares, Nonconforming New Shares or Replacement Shares occurring in connection with, or as a result of, such merger, consolidation or recapitalization of HoldCo shall not constitute a Nonconforming Disposition for any purposes under this Agreement.

SECTION 4.04.          ShareCo Tax Status.  ShareCo is and shall be an entity disregarded as separate from HoldCo for federal and applicable state and local income Tax purposes.  No Party shall take or fail to take any action or any tax reporting position, in each case, inconsistent with such treatment.

SECTION 4.05.          PG&E will diligently continue negotiations with the IRS to obtain the Specified Agreement as soon as practicable that provides for relief substantially in the form contained in the attachment to the application submitted by PG&E to the IRS on March 19, 2021, with such modifications as shall not materially and adversely affect the treatment of the Trust in connection with the matters referred to therein.  PG&E will consult with the Trust prior to agreeing to any modification that would materially and adversely affect the treatment of the Trust in connection with such matters, and will cooperate with the Trust to provide updates on the status of its negotiations with the IRS.

ARTICLE V

Representations of PG&E

SECTION 5.01.          HoldCo and Utility are each corporations duly organized, validly existing and in good standing under the laws of the State of California.  ShareCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of HoldCo, Utility and ShareCo has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each of HoldCo, Utility and ShareCo has duly authorized all requisite corporate action with respect to this Agreement and the consummation of the transactions contemplated hereby.  No authorization, approval or other consent is or will be required by HoldCo or any of its subsidiaries in order for HoldCo to perform its obligations under this Agreement, except for such authorizations, approvals and consents as have been obtained.

SECTION 5.02.          No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit PG&E to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received, including the Order and the Fairness Determination.

SECTION 5.03.          The New Shares or Replacement Shares when issued and delivered to the Trust as set forth herein shall be validly issued, fully paid and nonassessable, free and clear of any and all liens of any kind, nature or description, including any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

SECTION 5.04.          The execution, delivery and performance of this Agreement by PG&E and the consummation of the transactions contemplated hereby shall not result in violation, breach or default by PG&E of and shall not conflict (and there is no current violation, breach, default or conflict) with (i) any term of its certificate of incorporation or bylaws or other organizational documents, as applicable or (ii) any applicable law.

SECTION 5.05.          As a result of the Fairness Determination, all New Shares or Replacement Shares issued to the Trust shall be exempt from registration under the Securities Act pursuant to the exemption under Section 3(a)(10) of the Securities Act.  The New Shares and Replacement Shares issued to the Trust shall not bear any restrictive legend.

SECTION 5.06.          PG&E has not incurred or paid, and will not incur or pay, directly or indirectly, any obligation or liability, contingent or otherwise, for commission or other remuneration for soliciting the execution of this Agreement or an Exchange.

SECTION 5.07.          HoldCo has not previously been a shell company or asset-backed issuer as described in Rule 144(i)(1)(i) of the Securities Act.

ARTICLE VI

Representations of the Trust

SECTION 6.01.          The Plan Shares and the Nonconforming New Shares when delivered to Utility as set forth herein shall be free and clear of any and all liens of any kind, nature or description, including any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind (other than those imposed by securities laws, the Registration Rights Agreement and any associated so called “lock-up agreements”).

SECTION 6.02.          The Trust has the requisite power and authority under the Delaware Statutory Trust Act to execute and deliver this Agreement and to perform its obligations hereunder, and the consummation by the Trust of the transactions contemplated hereby have been duly authorized by all action required under the Delaware Statutory Trust Act.

SECTION 6.03.          No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Trust to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received, including the Order and the Fairness Determination.

SECTION 6.04.          The execution, delivery and performance of this Agreement by the Trust and the consummation of the transactions contemplated hereby, shall not result in violation, breach or default by the Trust of and shall not conflict (and there is no current violation, breach, default or conflict) with (i) the Trust Agreement or (ii) any applicable law.

SECTION 6.05.          As of the date hereof, the Trust has not engaged in any sale, disposition or other transaction of any kind (including a transaction that would be a Permissible Transaction) with respect to the Plan Shares.

SECTION 6.06.          The Trust acknowledges that PG&E is under no obligation, and has indicated to the Trust that it does not intend, to disclose any material nonpublic information to the Trust in connection with this Agreement, any Exchange or otherwise.  The Trust represents that in making a decision to sell shares of HoldCo’s common stock to one or more third parties (by causing an Exchange), it desires to rely exclusively on PG&E’s public disclosure and information and analysis developed by the Trust, its advisors or third parties (other than PG&E) in order to trade on an “unrestricted” basis and has no expectation that PG&E will disclose any material nonpublic information in connection with any Exchange.

SECTION 6.07.          The Trust has not incurred or paid, and will not incur or pay, directly or indirectly, any obligation or liability, contingent or otherwise, for commission or other remuneration for soliciting the execution of this Agreement or an Exchange. For the avoidance of doubt, nothing herein shall prohibit the Trust from paying commissions or other remuneration for the sale or disposition of Plan Shares, New Shares or Replacement Shares other than in an Exchange.

ARTICLE VII

Miscellaneous

SECTION 7.01.          Governing Law; Jurisdiction; Jury Trial.

(a)          Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

(b)          Each Party hereto: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the jurisdiction of state and federal courts with competent jurisdiction located in the State of California; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 7.03 or at such other address which has been notified to the Parties hereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)          TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

SECTION 7.02.          Additional Terms.  This Agreement is made pursuant to, and is subject to the terms of, the Plan and the Registration Rights Agreement.  Nothing contained in this Agreement is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties under the Plan or the Registration Rights Agreement, and in the event of any conflict between the terms and provisions hereof and the terms and provisions of the Plan or the Registration Rights Agreement, the terms and provisions of the Plan or the Registration Rights Agreement, as applicable, shall control.

SECTION 7.03.          Notices.  Any notice, request, instruction, consent, document or other communication (“Communications”) required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when a “read receipt” is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by email, in each case, to the recipient at the address or email, as applicable, indicated below:

If to PG&E:

PG&E Corporation
77 Beale Street
San Francisco, CA 94105
Attention:  Brian Wong, Vice President, Deputy General Counsel and Corporate Secretary
Email:  Disclosed in a separate document.

with a copy to:

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019
Attention:  Nicholas A. Dorsey and C. Daniel Haaren
Email:  NDorsey@cravath.com; DHaaren@cravath.com

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
Attention: Stuart J. Goldring and Jessica Liou
Email: Stuart.goldring@weil.com;
Jessica.liou@weil.com;

If to the Trust:
PG&E Fire Victim Trust
Two Embarcadero Center
Suite 1500
San Francisco, CA 94111
Attention: Hon. John K. Trotter (Ret.), Trustee and Cathy Yanni, Claims Administrator
Email: trustee@firevictimtrust.com;
claimsadministrator@firevictimtrust.com

with a copy to:
Brown Rudnick LLP
7 Times Square
New York, NY 11036
Attn: David J. Molton, Esq., Gerard T. Cicero, Esq.
Email: dmolton@brownrudnick.com,
gcicero@brownrudnick.com

SECTION 7.04.          Confidentiality.  The Parties will keep confidential and not disclose any information exchanged pursuant to this Agreement and its attachments, including information about the Trust’s Exchange and trading transactions, or any attempt to initiate an Exchange or trading transaction, (the “Confidential Information”), subject to the following exceptions:

(a)          to the extent any of the Parties is advised by counsel that such disclosure is required pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case each Party, as applicable, may disclose only the portion of such Confidential Information that such Party is advised by counsel is required to be disclosed, and provided that each Party shall promptly notify the other Parties, in advance, to the extent lawfully permitted to do so);

(b)          to the directors, officers, employees, agents, representatives, controlling persons and advisors (including attorneys and accountants) (collectively, including those of affiliates, “Related Parties”) of such Party so long as such Party instructs its Related Parties to treat the Confidential Information in a confidential manner in accordance with the terms of this Section 7.04 (it being understood that such Party will be responsible for any breach of this Section 7.04, which by its terms applies to such party’s Related Parties, by any of such Party’s Related Parties);

(c)          upon the request or demand of any regulatory or governmental authority or agency having jurisdiction over a Party or any of its Related Parties (in which case such Party or its Related Parties, as applicable, may disclose only the portion of such Confidential Information that such Party or its Related Parties is advised by counsel is required to be disclosed, and provided that such Party or its Related Parties shall, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority or agency exercising examination or regulatory authority, promptly notify the other Parties, in advance, to the extent lawfully permitted to do so);

(d)          to the extent any such Confidential Information becomes publicly available other than by reason of disclosure by any Party or any of its Related Parties in breach of this Section 7.04;

(e)          to the extent such Confidential Information is available to, or internally developed by, a Party or its Related Parties (except to the extent received in a manner restricted by this Agreement), or is lawfully received by such Party or its Related Parties from a third party that is not, to such Party’s or any Related Parties’ knowledge, subject to a confidentiality obligation to the other Parties or any of their affiliates with respect to such information or is not, to such Party’s or any Related Parties’ knowledge, prohibited from transmitting such information to such Party or any Related Parties; and

(f)           to the extent that such Confidential Information is disclosed in accordance with Article IV and is used by PG&E to satisfy its tax or financial reporting obligations; provided, however, that the Parties agree that (i) Confidential Information shall include the information contained in Annex I and each of the Schedules to this Agreement (other than Schedule B), and (ii) the Specified Confidential Information shall be subject to the terms of the Confidentiality Agreement between HoldCo and the Trust dated April 21, 2021 (the “April 2021 NDA”) (which agreement shall be deemed to be amended hereby).

SECTION 7.05.          Expenses.  Each Party will bear its own legal expenses in connection with the Exchanges and entry into this Agreement.

SECTION 7.06.          Resale Registration Statement.  Promptly following the Effective Date, HoldCo will amend or supplement its registration statement on Form S-3ASR (Registration No. 333-253630) to the extent required to register the resale of the New Shares and any Replacement Shares by the Trust in a manner consistent with this Agreement and the Registration Rights Agreement.

SECTION 7.07.          Assignability.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of applicable law or otherwise by either Party without the prior written consent of the other Party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, HoldCo, ShareCo or Utility may assign this Agreement without consent in connection with (a) a merger transaction in which it is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, (b) the sale of all or substantially all of its assets or (c) the acquisition of all of its capital stock, in each case subject to compliance with Section 4.03 of this Agreement; provided, however, that the assignee expressly assumes in writing all of the obligations of HoldCo, ShareCo or Utility, as applicable, under this Agreement, the Registration Rights Agreement and the Confidentiality Agreement referred to in Section 7.08, and the assigning Party provides written notice and evidence of such assignment and assumption to the Trust.

SECTION 7.08.          Entire Agreement.  Other than the April 2021 NDA, this Agreement and the schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

SECTION 7.09.          Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 7.10.          Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof”, “herein”, “herewith”, “this Agreement” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement.  Any capitalized terms used in any schedule to this Agreement but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement.  Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified.  Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein).  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  References to “written” or “in writing” include in electronic form.  Any reference to any provisions of the Code or Treasury Regulations or to other applicable law shall be deemed to include any amendments or successor provisions thereto as appropriate.  References to dollars or $ are references to the lawful currency from time to time of the United States of America.  Nothing herein shall alter the obligation of any acquirer of HoldCo common stock from the Trust to comply with the requirements of the Amended Articles.

SECTION 7.11.          Survival and Termination.  Article 4 and Article 7 shall survive termination of this Agreement for a period of seven years.  This Agreement shall terminate when the Trust no longer holds any Plan Shares, New Shares or Nonconforming New Shares.

SECTION 7.12.          Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the Parties.

SECTION 7.13.          Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.  All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a PDF signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

SECTION 7.14.          Representation.  Except where the context requires otherwise, Utility and ShareCo appoint HoldCo to act as their representative for purposes of Communications contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first set forth above.

PG&E CORPORATION,
By
/s/ DAVID S. THOMASON
Name:	David S. Thomason
Title:	Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY,
By
/s/ MARGARET K. BECKER
Name:	Margaret K. Becker
Title:	Vice President and Treasurer

PG&E SHARECO, LLC
By
/s/ MONICA KLEMANN
Name:	Monica Klemann
Title:	Authorized Representative

PG&E FIRE VICTIM TRUST,
By
/s/ JOHN K. TROTTER
Name:	Hon. John K. Trotter (Ret.)
Title:	Trustee

[Signature Page to the PG&E Fire Victim Trust Share Exchange and Tax Matters Agreement]